PENSKE AUTOMOTIVE REPORTS THIRD QUARTER RESULTS
____________________________________________________________

Adjusted Income from Continuing Operations of $27.9 Million, or $0.30 Per Share
Adjusted Results Exclude $0.03 Per Share in Severance and Other Charges
Worldwide Headcount Reduced By 4%
Company Repurchased 3.6 Million Shares for $50 Million
___________________________________________________________

BLOOMFIELD HILLS, MI, October 30, 2008 – Penske Automotive Group, Inc. (NYSE: PAG), an international automotive retailer, today reported third quarter 2008 adjusted income from continuing operations of $27.9 million, or $0.30 per share, compared to income from continuing operations of $42.9 million, or $0.45 per share, in the third quarter last year. Adjusted third quarter 2008 earnings exclude an aggregate of $2.7 million ($0.03 per share) of after-tax severance costs, costs associated with the termination of an acquisition agreement, and insurance deductibles relating to damage sustained at the Company’s dealerships in the Houston market during Hurricane Ike. Including these items, actual third quarter income from continuing operations was $25.1 million, or $0.27 per share. Net income in the third quarter was $24.2 million, or $0.26 per share, compared with net income of $43.4 million, or $0.46 per share, in the prior year.

Third quarter revenues were $3.0 billion, which compare to $3.4 billion in the prior year. Same-store retail revenues decreased 17.0%, as same-store unit sales of new vehicles fell 19.3% during the quarter. “Obviously, it was a difficult quarter for auto retailers in our markets,” said Penske Automotive Group Chairman Roger Penske. “We experienced a rapid decline in consumer interest for new vehicles in both the United States and the United Kingdom. We believe the challenges in our markets relate mainly to consumer confidence, not credit availability. In fact, the Company’s largest captive finance partners are responsible for funding more than 75% of the vehicles financed at our dealerships in the United States and remain committed to the needs of our customers.”

During the third quarter, adjusted selling, general and administrative expenses increased to 82.5% as a percentage of gross profit, due in part to the decline in vehicle sales during the period. Penske continued, “In an effort to address the impact of these challenging market conditions, we took steps during the third quarter to better align variable expenses with current business levels. These actions included a 4.3% reduction in worldwide employment levels, resulting in an estimated $24.0 million reduction in annualized personnel expense. We continue to evaluate staffing levels and other selling, general and administrative expenses, and are making further reductions as warranted by market conditions.”

For the nine months ended September 30, 2008, revenues were $9.6 billion, which compare to $9.8 billion in the prior year. Adjusted income from continuing operations for the nine months was $102.3 million, or $1.09 per share, compared to adjusted income from continuing operations of $112.0 million, or $1.18 per share, in the prior year. Adjusted 2008 earnings exclude the severance, transaction termination costs and deductibles outlined above, and adjusted 2007 earnings exclude $12.3 million ($0.13 per share) of after-tax costs relating to the redemption of the Company’s 9.625% Senior Subordinated Notes in March of 2007. Actual income from continuing operations and net income for the nine months ended September 30, 2008, were $99.6 million, or $1.06 per share, and $98.0 million, or $1.04 per share, respectively.

During the third quarter, the Company utilized $50 million of its previously announced share buyback authority. In total, the Company repurchased 3,565,143 shares of its common stock at an average price of $14.04 per share, and currently has approximately 91.9 million shares outstanding. The Company has an additional $100 million of repurchase capacity outstanding under that program.

smart USA

Commenting on smartUSA, Penske said, “During the third quarter, our distribution business continued to perform well, despite the difficult retail market conditions. The Company wholesaled 6,683 units in the quarter, bringing our total wholesale deliveries to 19,329 for the first nine months. During the quarter, smartUSA also appointed three additional retail centers, bringing the total number of retail centers to 73.”

During October, the smart fortwo was recognized as the most fuel efficient, non-hybrid, all gas powered vehicle in the United States according to the U.S. Environmental Protection Agency’s 2009 Fuel Economy Guide. The 2009 smart fortwo achieves an average of 41 miles per gallon on the highway, already exceeds the 2020 Corporate Average Fuel Economy (CAFE) standards, and is classified as an Ultra-Low Emissions Vehicle by the California Air Resources Board (CARB). The 2009 smart fortwo is expected to begin arriving at dealerships in November.

Consistent with recent practice, the Company is not providing quarterly earnings guidance for the upcoming quarter, and is therefore withdrawing previously issued guidance relating to the full year. It is the Company’s current intention to provide annual earnings guidance for 2009 at a later date.

Penske Automotive will host a conference call discussing financial results relating to the third quarter of 2008 on October 30, 2008, at 2:00 p.m. EDT. To listen to the conference call, participants must dial (866) 205-3921 [International, please dial (612) 332-0923]. The call will be simultaneously broadcast over the Internet through the Penske Automotive Group website at www.penskeautomotive.com.

About Penske Automotive

Penske Automotive Group, Inc., headquartered in Bloomfield Hills, Michigan, operates 307 retail automotive franchises, representing more than 40 different brands, and 25 collision repair centers. Penske Automotive, which sells new and previously owned vehicles, finance and insurance products and replacement parts, and offers maintenance and repair services on all brands it represents, has 160 franchises in 19 states and Puerto Rico and 147 franchises located outside the United States, primarily in the United Kingdom. Penske Automotive is also the exclusive distributor of the smart fortwo through its wholly-owned subsidiary smartUSA Distributor LLC. smartUSA operates 73 smart centers across the United States. Penske Automotive is a member of the Fortune 200 and Russell 1000 and has approximately 15,000 employees. smart and fortwo are registered trademarks of Daimler AG.

Caution Concerning Forward Looking Statements

Statements in this press release may involve forward-looking statements, including forward-looking statements regarding Penske Automotive Group, Inc.’s future sales and earnings potential and its ability to reduce its variable expenses. Actual results may vary materially because of risks and uncertainties, including external factors such as interest rate fluctuations, changes in consumer spending and other factors over which management has no control. These forward-looking statements should be evaluated together with additional information about Penske Automotive’s business, markets, conditions and other uncertainties which could affect Penske Automotive’s future performance. These risks and uncertainties are addressed in Penske Automotive’s Form 10-K for the year ended December 31, 2007, and its other filings with the Securities and Exchange Commission (“SEC”). This press release speaks only as of its date, and Penske Automotive disclaims any duty to update the information herein.

This release contains certain non-GAAP financial measures as defined under SEC rules, such as adjusted income from continuing operations and related earnings per share, which exclude certain items disclosed in the release. The Company has reconciled these measures to the most directly comparable GAAP measures in the release. The Company believes that these non-GAAP financial measures improve the transparency of the Company’s disclosure and the period-to-period comparability of the Company’s results from operations.

Contacts:	Bob O’Shaughnessy Chief Financial Officer 248-648-2800 boshaughnessy@penskeautomotive.com

or
Tony Pordon Senior Vice President 248-648-2540 tpordon@penskeautomotive.com

PENSKE AUTOMOTIVE GROUP, INC.
Consolidated Statements of Income
(Amounts In Thousands, Except Per Share Data)
(Unaudited)

	Third Quarter
	2008	2007
Revenues:
New Vehicle	$1,556,198	$1,882,971
Used Vehicle	721,075	785,598
Finance and Insurance, Net	68,135	78,400
Service and Parts	363,067	355,348
Distribution	85,567	- -
Fleet and Wholesale Vehicle	202,401	283,538

Total Revenues	2,996,443	3,385,855

Cost of Sales:
New Vehicle	1,428,921	1,723,615
Used Vehicle	668,443	723,137
Service and Parts	161,252	157,734
Distribution	72,362	- -
Fleet and Wholesale Vehicle	204,352	281,877

Total Cost of Sales	2,535,330	2,886,363

Gross Profit	461,113	499,492
SG&A Expenses	384,533	390,523
Depreciation and Amortization	14,133	12,556

Operating Income	62,447	96,413
Floor Plan Interest Expense	(15,557)	(19,235)
Other Interest Expense	(16,358)	(12,409)
Equity in Earnings of Affiliates	8,995	1,475

Income from Continuing Operations Before Income Taxes and Minority Interests	39,527	66,244
Income Taxes	(14,190)	(22,814)
Minority Interests	(189)	(531)

Income from Continuing Operations	25,148	42,899
Income (Loss) from Discontinued Operations, Net of Tax	(932)	501

Net Income	$24,216	$43,400

Income from Continuing Operations Per Diluted Share	$0.27	$0.45

Diluted EPS	$0.26	$0.46

Diluted Weighted Average Shares Outstanding	93,134	94,614

PENSKE AUTOMOTIVE GROUP, INC.
Consolidated Statements of Income
(Amounts In Thousands, Except Per Share Data)
(Unaudited)

	Nine Months
	2008	2007
Revenues:
New Vehicle	$4,922,718	$5,318,796
Used Vehicle	2,339,925	2,387,664
Finance and Insurance, Net	218,474	221,130
Service and Parts	1,088,277	1,055,177
Distribution	247,758	- -
Fleet and Wholesale Vehicle	735,028	838,918

Total Revenues	9,552,180	9,821,685

Cost of Sales:
New Vehicle	4,512,354	4,871,488
Used Vehicle	2,159,328	2,200,786
Service and Parts	479,678	466,327
Distribution	208,585	- -
Fleet and Wholesale Vehicle	738,132	831,021

Total Cost of Sales	8,098,077	8,369,622

Gross Profit	1,454,103	1,452,063
SG&A Expenses	1,179,670	1,143,756
Depreciation and Amortization	41,125	37,657

Operating Income	233,308	270,650
Floor Plan Interest Expense	(49,378)	(54,206)
Other Interest Expense	(40,962)	(44,053)
Equity in Earnings of Affiliates	13,322	3,183
Debt Redemption Charge	- -	(18,634)

Income from Continuing Operations Before Income Taxes and Minority Interests	156,290	156,940
Income Taxes	(55,632)	(55,746)
Minority Interests	(1,052)	(1,527)

Income from Continuing Operations	99,606	99,667
Loss from Discontinued Operations, Net of Tax	(1,597)	(1,330)

Net Income	$98,009	$98,337

Income from Continuing Operations Per Diluted Share	$1.06	$1.05

Diluted EPS	$1.04	$1.04

Diluted Weighted Average Shares Outstanding	94,215	94,512

PENSKE AUTOMOTIVE GROUP, INC.
Consolidated Condensed Balance Sheets
(Amounts In Thousands)
(Unaudited)

	9/30/08	12/31/07
Assets
Cash and Cash Equivalents	$27,772	$13,267
Accounts Receivable, Net	371,557	447,717
Inventories	1,721,833	1,680,062
Other Current Assets	80,689	65,756
Assets Held for Sale	7,496	90,987

Total Current Assets	2,209,347	2,297,789
Property and Equipment, Net	701,480	617,707
Intangibles	1,691,002	1,668,163
Other Assets	327,853	84,894

Total Assets	$4,929,682	$4,668,553

Liabilities and Stockholders’ Equity
Floor Plan Notes Payable	$1,077,639	$1,069,710
Floor Plan Notes Payable – Non-Trade	537,095	476,028
Accounts Payable	233,496	266,251
Accrued Expenses	239,663	211,588
Current Portion Long-Term Debt	13,444	14,522
Liabilities Held for Sale	11,419	57,940

Total Current Liabilities	2,112,756	2,096,039
Long-Term Debt	1,073,878	830,106
Other Long-Term Liabilities	351,392	320,949

Total Liabilities	3,538,026	3,247,094
Stockholders’ Equity	1,391,656	1,421,459

Total Liabilities and Stockholders’ Equity	$4,929,682	$4,668,553

PENSKE AUTOMOTIVE GROUP, INC.
Selected Data

	Third Quarter		Nine Months
	2008	2007	2008	2007
Total Retail Units
New Retail	45,416	53,168	141,164	149,362
Used Retail	26,411	25,648	81,359	77,945

Total Retail	71,827	78,816	222,523	227,307

smart Wholesale Units	6,683	- -	19,329	- -

Same-Store Retail Units
New Same-Store Retail	42,733	52,923	126,512	142,993
Used Same-Store Retail	25,390	25,515	76,896	74,724

Total Same-Store Retail	68,123	78,438	203,408	217,717

Same-Store Retail Revenue
New Vehicles	$1,473,271	$1,874,985	$4,493,349	$5,122,145
Used Vehicles	681,034	782,675	2,192,650	2,303,289
Finance and Insurance, Net	65,554	78,128	204,076	216,035
Service and Parts	342,836	352,931	1,018,308	1,023,544

Total Same-Store Retail	$2,562,695	$3,088,719	$7,908,383	$8,665,013

Same-Store Retail Revenue Growth
New Vehicles	(21.4%)	8.7%	(12.3%)	7.4%
Used Vehicles	(13.0%)	12.5%	(4.8%)	15.9%
Finance and Insurance, Net	(16.1%)	11.6%	(5.5%)	9.6%
Service and Parts	(2.9%)	7.1%	(0.5%)	8.2%
Revenue Mix
New Vehicles	51.9%	55.6%	51.5%	54.2%
Used Vehicles	24.1%	23.2%	24.5%	24.3%
Finance and Insurance, Net	2.3%	2.3%	2.3%	2.3%
Service and Parts	12.1%	10.5%	11.4%	10.7%
Distribution	2.9%	—%	2.6%	—%
Fleet and Wholesale	6.7%	8.4%	7.7%	8.5%
Average Retail Selling Price
New Vehicles	$34,265	$35,415	$34,872	$35,610
Used Vehicles	27,302	30,630	28,760	30,633
Gross Margin	15.4%	14.8%	15.2%	14.8%
Retail Gross Margin – by Product
New Vehicles	8.2%	8.5%	8.3%	8.4%
Used Vehicles	7.3%	8.0%	7.7%	7.8%
Service and Parts	55.6%	55.6%	55.9%	55.8%

PENSKE AUTOMOTIVE GROUP, INC.
Selected Data (Continued)

	Third Quarter		Nine Months
	2008	2007	2008	2007
Gross Profit per Retail Transaction
New Vehicles	$2,802	$2,997	$2,907	$2,995
Used Vehicles	1,993	2,435	2,220	2,398
Finance and Insurance	949	995	982	973
Brand Mix:
BMW	23%	22%	22%	22%
Toyota / Lexus	19%	20%	20%	20%
Honda / Acura	15%	15%	15%	15%
Mercedes Benz	10%	10%	10%	11%
Audi	9%	8%	9%	8%
Land Rover	4%	5%	4%	5%
Ferrari / Maserati	3%	2%	3%	2%
Porsche	3%	3%	3%	4%
Other	14%	15%	14%	13%

	100%	100%	100%	100%
Premium	64%	64%	64%	65%
Foreign	31%	30%	31%	29%
Domestic Big 3	5%	6%	5%	6%

	100%	100%	100%	100%
Revenue Mix:
U.S.	64%	63%	63%	62%
International	36%	37%	37%	38%

	100%	100%	100%	100%
Debt to Total Capital Ratio	44%	37%	44%	37%
Rent Expense	$40,922	$38,422	$121,216	$111,909